Exhibit 10.11

RWE Rhenas

Supplemental pension scheme for senior executives in the RWE Group

Pension commitment based on converted

remuneration

with employer’s pension liability insurance

(deferred compensation)

In view of current demographic developments, private pension programs are gaining more and more in importance. Especially employees whose income exceeds the assessment threshold for statutory pension insurance are facing a gap in their provision for retirement.

For this reason, senior executives in the RWE Group are being given the option of deferring a self-defined portion of their future remuneration in favor of later pension benefits.

Benefits are paid out to employees upon retirement to supplement statutory, company and any other existing private pension plans. The program also covers occupational disability and, possibly, death.

We are offering you an attractive and flexible concept to boost your individual pension provision: a pension commitment based on deferred compensation. This is well worth your while, as you will note when you read the following pages.

How does deferred compensation work?

The idea behind this pension concept is very simple and cannot fail to interest you:

Under a deferred-compensation agreement, you convert part of your gross emoluments in return for a same-value pension commitment. To finance this pension commitment, employer’s pension liability insurance (pension plan insurance) is taken out via RWE Rhenas Versicherungsvermittlung GmbH with Allianz Lebensversicherungs-AG. The benefits under the pension commitment are equivalent to the guaranteed benefits under the employer’s pension liability insurance.

[Diagramm:]

Agreement on deferred compensation

Pension commitment

Employee	Employer
Pledging	Employer’s pension liability insurance

(...)

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You can convert portions of your fixed or variable remuneration, like your profit-sharing bonus and any stock options exercised (see also Level of conversion amounts).

The pension commitment can be given and increased as per 1.1., 1.4., 1.7. or 1.10. each year (see also Submission dates).

As employer’s pension liability insurance (under the R8C plan with death benefit for survivors), endowment insurance is taken out in return for payment of variable premiums. No declaration of health is required. If the death-benefit capital (Todesfallkapital) guaranteed in the pension commitment, less the conversion amount, exceeds €100,000 per one-off deferral, a “service obligation declaration” (Dienstobliegenheitserklärung) should be submitted to the effect that you are/were capable of working at the time of submission of the conversion agreement, and that you have been in the company’s service for at least 6 months. Only if – according to the above definition – the result is an amount in excess of €175,000 per one-off deferral does Allianz reserve the right to require a risk assessment in the form of a declaration of health or a medical certificate. In such cases, Allianz requests any necessary forms separately.

Here, too, as employer’s pension liability insurance (under the R9 plan without death benefit for survivors), an endowment life insurance is taken out in return for payment of variable premiums, although a medical is not required in principle.

In the final quarter of the calendar year, you receive annual update statements in the event of any changes. These statements inform you of the current benefit amount in your pension commitment by analogy with developments in employer’s pension liability insurance. They contain deferred compensation up to and including the third quarter.

What benefits does deferred compensation offer you?

The pension commitment based on deferred compensation provides you with retirement capital (Alterskapital) in the amount of the benefit under the employer’s pension liability insurance upon completion of your 65th year of life, though at least the guaranteed capital under the employer’s pension liability insurance.

If you leave the services of the Company after completing your 60th year of life but before your 65th birthday, you receive, upon application, premature payout of the retirement capital (vorzeitiges Alterskapital) at the level of the surrender benefit in the employer’s pension liability insurance.

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If you receive benefits for reduced earning capacity pursuant to sec. 43(2) of Germany’s Social Security Code VI (SGB VI), the option exists of applying for disability capital (Invaliditätskapital) at the level of the existing benefits in the employer’s pension liability insurance. The deferred-compensation portions at least are reimbursed.

Alternatively, you can also claim capital benefits in the amount of the benefit in the employer’s pension liability insurance upon completing your 65th year of life.

Total loss of earning capacity must be evidenced to the Company by a pension notice from the statutory pension insurance scheme or by a medical certificate.

In the case of death, the pension commitment in the R8C plan provides for a one-off capital payment or, in tariff R 9, for a premium refund for

•	the spouse;

•	the partner in a registered civil partnership;

•	children as set forth in sec. 32(3) and (4), sent. 1, nos. 1 to 3 of Germany’s Income Tax Law (EStG);

•	the partner in a common-law household, provided that the employee is not married;

•	the partner in a non-registered civil partnership, provided that the employee is not married.

In the event that none of the above persons entitled to a pension exist, and a benefit is paid in the form of funeral benefit, payment is made to the entitled person whose name has been passed on by the employer to Allianz Lebensversicherungs-AG by agreement with the employee. Failing this, payment is made to the insured’s heirs.

The funeral benefit for survivors not entitled to a pension is limited in amount to the various maximum sums insured for burial funds permitted by the supervisory authority on the occurrence of an insured event (at present: €8,000). Upon request, we will inform you of the maximum variously applicable limits for funeral benefit.

For tax reasons, other persons cannot be beneficiaries – not even by way of succession.

Details of benefit amounts are given by the examples on the following pages and the attached benefit tables per € 2,000 and € 10,000 one-off deferral.

In the event of suicide during the first three years of a pension commitment or of any increase given, the survivors entitled to a pension receive at least a capital payment in the amount of the premiums paid into the employer’s pension liability insurance concerned, without deduction.

When do the benefits become due?

In the case of an insured event, benefits are due in the settlement month of January in the year following occurrence of the event.

In response to a written application from yourself or your survivors, the pension benefits are granted in up to three equal installments, plus interest from the payments under the employer’s pension liability insurance. The first installment is likewise payable in the settlement month of January in the year following occurrence of an insured event. Each of the remaining installments is due in the settlement month of January in the following years. With each part-disbursement, the corresponding share in the employer’s pension liability insurance is paid out.

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The benefits due are disbursed after deduction of any statutory taxes and social-insurance contributions that must be borne by you. For this purpose, you or the person entitled to benefits have to submit the wage-tax deduction card (Lohnsteuerkarte) for registration.

What are the advantages of deferred compensation?

Deferred compensation offers you a whole host of advantages:

•	flexibility;

•	possible tax breaks;

•	continuity in any premature ending of the employment relationship;

•	portability in case of internal change of employer;

•	capital payment;

•	employer’s pension liability insurance with interest guaranteed by law and profit sharing

In deferred compensation, flexibility is writ large. You can decide at any time on the conversion of variable remuneration components, either wholly or in part, or parts of your fixed remuneration or a combination of these options. Also, you yourself set the amount of any deferral – reflecting your current personal and financial situation (see Level of conversion amounts and dates).

With deferred compensation, your can usually obtain tax breaks since the converted amount flows fully and without deduction of wage tax into your old-age pension. You only pay tax on the benefit paid out upon maturity, and the tax rate will often be more favorable by then.

The amount of your deferred compensation remains fully intact when you leave the Company (premature ending of the employment relationship).

In the event that you change employer within the RWE Group, the pension commitment can usually be ported to the new employer. In a switch to a new external employer, too, it can be ported with the consent of the previous and the new employer.

In old age, you are entitled to claim a one-off capital payment.

The employer’s pension liability insurance is currently documented with a guaranteed actuarial interest rate of 2.25%. The non-guaranteed total interest, incl any profit shares, amounts to 5.3% at present.

The employer’s pension liability insurance is zillmerized.

What’s the small print?

In deferred compensation, some legal details are important. You should be aware of the following before signing on the dotted line:

•	the agreement on income conversion is binding per deferral;

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•	no implications for rises in salary and salary-dependent bonuses;

•	no implications for any existing company pension scheme;

•	pledging of employer’s pension liability insurance;

•	possible tax breaks;

•	pensioners’ compulsory health insurance;

•	immediate vested (non-forfeitable) pension;

•	other regulations / data protection.

The agreement on deferred compensation is binding and irrevocable for each deferral (binding nature of the agreement on deferred compensation).

For rises in salaries and for the assessment of salary-dependent bonuses, the full salary remains crucial.

Existing further expectancies or claims to other company pension benefits do not impact the deferred-compensation scheme.

To safeguard your claims under the pension commitment and to hedge any insolvency risks, the benefits under the employer’s pension liability insurance are pledged to you and your survivors.

In addition to financial security, deferred compensation can offer you interesting tax breaks.

Tax savings: The assessment base crucial for establishing your wage tax is reduced by the conversion amount. This lowers your current tax burden.

Only the benefit from the pension commitment is subject to taxation. Since you have already retired at that point in time and a lower tax rate will then often apply to the benefits under a pension commitment, the result may be a significant tax saving.

In what amount the deferred compensation will enjoy tax relief depends in a specific case on

•	the taxable income in the active and in the pension phase;

•	the level of the conversion amount;

•	the maturity of the pension commitment;

•	any changes in underlying personal conditions regarding taxation;

•	developments in tax legislation.

If you are not sure, you should seek advice from a tax consultant.

Pensioners’ compulsory health insurance

Since 1.1.2004, pensioners in the compulsory health insurance applying to pensioners (regular case after 1.4.2002) have had to pay the full general contribution rate on their health insurance themselves from any retirement benefits received (e.g. state pension and/or capital benefits from company pension schemes). In the case of capital benefits received under a company pension scheme, the amount that has applied since 1.1.2004 is 1/120th of the capital amount for max. 10 years as monthly income liable for contributions (= fictitious pension). In the case of pensioners who are voluntarily insured in the statutory health insurance scheme (the exception since 1.4.2002) what matters is their health insurer’s by-laws. This rule does not apply to pensioners with private health insurance.

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Immediately vested (non-forfeitable) pension

If you leave the services of a company without an insured event having occurred, you retain your full expectancy in respect of all benefits on the basis of the contributions paid in. No payout of the employer’s pension liability insurance is envisaged.

Other rules

As a matter of principle, you cannot pledge, lend on or assign benefits.

In the event of a change of address or any drawdown of benefits, the Senior Executive Support Service (Führungskräftebetreuung) must be informed.

The information required for handling the deferred compensation or the pension commitment is transmitted for further processing to RWE Rhenas Versicherungsvermittlung GmbH and to Allianz Lebensversicherungs-AG, who use and process the information solely for the purposes of the contractual relationship.

Who can advise you on deferred compensation?

The staff of the Senior Executive Support Service and RWE Rhenas Versicherungsvermittlung GmbH are happy to provide you with any information. You will also find further details in the Executive Portal of RWE’s intranet.

What must be heeded in implementing the deferred compensation?

Please take note of:

•	the agreement on deferred compensation;

•	the level of the conversion amounts;

•	the submission dates for the agreement on deferred compensation.

Agreement on deferred compensation

•	Print out the form “Vereinbarung über Entgeltumwandlung” (Agreement on Deferred Compensation)

•	Enter company, name, personnel number, conversion date and conversion amounts

•	For unmarried employees: possibly add name, date of birth and residence of any common-law husband/wife or of the partner in a non-registered civil partnership

•	Sign the form

•	Send signed form to Senior Executive Support Service.

Level of conversion amounts

You may convert part your fixed remuneration and/or part of your variable remuneration, e.g. your profit-sharing bonus and any stock options.

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The annual deferred compensation

•	must amount to at least €500 per quarterly deferral;
•	must not fall below €2,000 per calendar year.

A minimum amount of €2,000 per calendar year is required. In the case of several deferrals per calendar year, these can be announced up to four times during the year, each to the end of a quarter, and the deferred amount must not be below €500 per quarter. The deferred-compensation amount must be denominated in full €100 increments. You are free to make new decisions on whether and in what amount further agreements on future deferred compensation are to be concluded.

If you change employer during the deferral period, only those remuneration components are taken into account for the deferral amount that can be due for disbursement as per the cut-off date of your withdrawal.

Submission dates for the agreement on deferred compensation

Please send the completed agreement on deferred compensation to your Senior Executive Support Service in good time. Your agreement must be received by the following dates at the latest:

•	for fixed monthly emoluments:

no later than the 15th of the month that precedes the month in which compensation is to be deferred;

•	for variable remuneration components, e.g.

profit-sharing bonuses and disbursement amounts under the RWE Long-Term Incentive Plan Beat 2005 (Beat 2005):

no later than the 15th of the settlement month.

You receive the pension commitment in the year in which you first deferred portions of your remuneration. The pension commitment can be given or increased at the start of any calendar quarter (1.1., 1.4., 1.7. and 1.10.) (see submission dates above).

Examples:

If you wish to convert some of your profit-sharing bonus for the last fiscal year in March of this year, you receive your pension commitment as of the start of April 1 this year. Your deferral declaration must then be available no later than March 15 of this year.

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If you wish to defer part of your fixed remuneration for the month of December, please submit your deferred-compensation agreement by November 15. The pension commitment then starts on January 1 of the following year; it takes account of all the previous year’s deferred compensation. If you wish to defer from the month of January on, submit your agreement by December 15 of the previous year. The pension commitment then commences on April 1 of the following year. The contributions converted by April 1 flow into the commitment. Any increases are made as of the next-following quarterly cut-off date and documented annually on October 1.

If a disbursement is made within the scope of the LTIPs in the month of March and the deferral declaration is submitted on March 8, say, the commitment starts on July 1 of the current year.

The following examples and benefit tables show how high the likely pension can be when the profit share in the employer’s pension liability insurance is unchanged. The benefit tables refer solely to the 2007 commitment year:

Example 1: (R8C plan, incl survivor provision on death)

A 35-year-old male employee defers €30,000, say, on a one-off basis from the payment of the profit-sharing bonus in year 1 and, in addition, €2,000 from the fixed remuneration in the same calendar year. In the following years, €2,000 per calendar year is regularly deferred until age 65.

Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death-benefit capital	Total capital at 65 2)
35	€30,000	€53,483 €	€53,483	c.€
35	€2,000 €	€3,541 €	€3,541	c.€
36	€2,000 €	€3,469 €	€3,469	c.€
37	€2,000 €	€3,399	€3,399	c.€
Total capital added up from annual conversions of €2,000				c.€
65	€90,000	€134,230	€134,230	c.€

Example 2: (R9 plan with premium refund on death)

otherwise as in example 1

Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death-benefit capital *	Total capital at 65 2)
35	€30,000	€56,680	€0	c,€
35	€2,000	€3,752	€0	c,€8,828
36	€2,000	€3,672	€0	c,€
37	€2,000	€3,593	€0	c,€7,982
Total capital added up from annual conversions of €2,000				c,€
65	€90,000	€140,258	€0	c,€

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Example 3: (R8C plan, incl survivor provision on death)

The following calculations compare how guaranteed capital and likely total capital under the employer’s pension liability insurance differ if a 35-year-old male employee defers €10,000 of pay in a calendar year.

In the variant in the first table, a deferral of €2,500 each is declared per quarter. The second table assumes a one-off deferral of €10,000 in the first quarter.

Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death-benefit capital	Total capital at 65 2)
35(01.01.)	€2,500	€4,432	€4,432	€11,070.30
35(01.04.)	€2,500	€4,432	€4,432	€11,070.30
35(01.07.)	€2,500	€4,432	€4,432	€11,070.30
36(01.10.)	€2,500	€4,343	€4,343	€10,517.30
	€10,000	€17,639	€17,639	€43,728.20

Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death capital	Total capital at 65 2)
35	€10,000	€17,810	€17,810	€44,482.10

Example 4: (R9 plan with premium refund on death)

otherwise as in example 3

Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death-benefit capital *	Total capital at 65 2)
35(01.01.)	€2,500.00	€4,697.00	€0	€11,053.50
35(01.04.)	€2,500.00	€4,697.00	€0	€11,053.50
35(01.07.)	€2,500.00	€4,697.00	€0	€11,053.50
36(01.10.)	€2,500.00	€4,595.00	€0	€10,509.90
	€10,000.00	€18,686.00	€0	€43,670.40

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Entry age 1)	Deferred compensation	Guaranteed capital at 65	Death-benefit capital *	Total capital at 65 2)
35	€10,000.00	€18,875.00	€0	€44,396.00

1)

The entry age is the age at the most recent birthday prior to start of the commitment / employer’s pension liability insurance (quarterly cut-off date). If more than 6 months have passed since then, the age on the next-following birthday applies.

2)

The total capital is equivalent to the guaranteed capital plus the likely profit share from the employer’s pension liability insurance. For the profit share, it was assumed that the currently declared profit-share rates remain unchanged during the entire term of the insurance. There is no legal claim to an adjustment, however. The profit share and the cited total capital cannot be guaranteed.

*)	On the event of decease before the contractually defined age at maturity: premium refund plus share in surplus accrued by the benefit date.

You can multiply the premiums and, hence, the benefits, in the sample tables at will, thus roughly establishing the amount of the pension for the premium you want.

Return

What an insurer means by return on investment is the unvarying annual rate applying to a security portfolio, say. In the case of insurance for old-age and, possibly, survivor provision, the survival benefit upon maturity is normally used. The resulting return on survival, relative to the guaranteed capital, is lower than the cited guaranteed rate of 2.25% (2007). The reason for this is that costs still have to be taken into account. Single-premium insurance finances these risk, acquisition and administrative costs from the single premium at the start of the policy. The longer the term, the higher the return on survival, too, since compound interest can then unfold its effect.

Before the agreed survival, benefits are only payable in the event of premature death or complete disability. In this case, Allianz has pledged the sum of the premiums paid from the very first day as minimum benefit.